Exhibit 3.3
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TRAVELZOO

Pursuant to Section 242 of the
General Corporation Law of
the State of Delaware
____________________________

Travelzoo (the “Corporation”), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:     The Certificate of Incorporation of the Corporation, as amended heretofore, is hereby amended by deleting Section A of Article FOURTH thereof in its entirety, and inserting the following in lieu thereof:

“A.    Classes and Number of Shares.

The total number of shares of stock which the Corporation shall have authority to issue is 25,000,000 shares, consisting of 20,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).”

SECOND:    The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 15th day of May 2019.

TRAVELZOO

By: __________________________
Name: Lisa Su                                            Title: Principal Accounting Officer